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                                                                   EXHIBIT 99.1


[POPULAR, INC. LOGO]

For additional information:

Olga Mayoral Wilson, APR
Wanda Betancourt, APR
Public Relations and Corporate Communications
(787) 764-2004

April 5, 2004


                      INNOVATIVE REORGANIZATION AT POPULAR


         San Juan, Puerto Rico - Richard L. Carrion, President of the Board of Directors, and President and Chief Executive Officer of Popular, Inc., announced on April 3 the appointment of David H. Chafey Jr. as President of Banco Popular (BPPR). Carrion recommended David H. Chafey as President, position he held during 19 years, at a joint meeting of the Boards of Directors of Popular and BPPR.

         Carrion will continue leading the institution as Chief Executive Officer of Popular, and will preside the Board of Directors of the companies that integrate Popular: Banco Popular de Puerto Rico, Banco Popular North America (BPNA), Equity One and EVERTEC.

         During his announcement, Carrion indicated, "I wanted to do this two years ago. There is no doubt in my mind that David is more than ready to take on this task. He is a great leader, and will be a great President".

         Chafey stated, "I am proud to be among the list of Presidents of one of the most respected institutions of the country. Its outstanding history of leadership inspires me to continue helping our clients to reach their dreams, and to develop the communities we serve".
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         Chafey joined BPPR in 1980 as Vice President of the Investments
Division, he was also Chief Financial Officer of the institution. Chafey holds a degree from Fairfield University in Connecticut and attended New York University's Graduate School of Business Administration.

         At a meeting held on Saturday with Popular's leadership, attended by approximately 600 persons, Carrion announced a new organizational model. "In order to achieve the desired flexibility, we will change from a traditional structure to a design that adjusts to our strategy. To make us even more effective, the functions and tasks we fulfill for our clients will prevail over hierarchies."

         A Corporate Leadership Circle, a new organizational model, has been created and is presided by Carrion. Its role is to establish corporate policy, to ascertain that adequate operational and financial controls are in place, and to coordinate specific corporate functions. The Corporate Leadership Circle will be composed of the Presidents of the four main units: David H. Chafey Jr., president of BPPR; Roberto Herencia, President of BPNA; Bill Williams, President of Equity One; and Felix Villamil, President of EVERTEC; as well as the persons who will manage the corporate functions. The corporate functions consist of four areas: Finance; Legal; People, Communications and Strategic Planning; and Risk Management.

         Jorge Junquera, Senior Executive Vice President and Chief Financial Officer, will manage the Finance area. Junquera joined the Bank 33 years ago and has been a key player in the institution's development, directing mergers and acquisitions as well as the expansion in Latin America and the Caribbean. Jointly with the presidents of all Popular companies, Junquera will now supervise the comptrollers of said companies.
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         Brunilda Santos de Alvarez, Executive Vice President and Chief Legal
Counsel, will lead the Legal function; Tere Loubriel, Executive Vice President, will be in charge of the function now known as People, Communications and Strategic Planning; and Amilcar Jordan, Executive Vice President, will lead the Risk Management function. Amilcar Jordan was the Comptroller of Popular, a function assigned now to Ileana Gonzalez, who has been appointed Senior Vice President of Popular.

         Carrion announced that after a successful career of more than 25 years at Popular, Mabel Burckhart, Executive Vice President in charge of Administration, will retire. "Mabel made a significant impact at Popular. Her ability to identify the Bank's new leadership is her greatest legacy. Every executive woman in Puerto Rico and each woman in Popular walks through the path that she forged".

         The Board of Directors of BPPR appointed Emilio Pinero and Carlos Vazquez as Senior Executive Vice Presidents.

         David H. Chafey Jr. announced that his executive team in Puerto Rico will be integrated by Emilio Pinero, in charge of the Commercial area, which includes: Corporate Banking, Business Banking, Construction, and Corporate Advisory Services; Carlos Vazquez will be in charge of Retail Credit, which includes: Credit Cards, Personal Loans/Consumer Service, Popular Finance, Popular Auto, and Popular Mortgage.

         Chafey also appointed Nestor Obie Rivera as Executive Vice President in charge of Retail Banking, which includes the Regions and Branches in Puerto Rico and the Virgin Islands, TeleBanco, Internet and ATH, and Savings Products; Juan Guerrero, as Executive Vice President in charge of Financial Services and Insurance which includes:
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Popular Securities, Popular Insurance, Popular Asset Management, and Trust;
Orlando Berges, as Executive Vice President in charge of the Administration area which includes: Human Resources, Real Estate, Marketing, Public Relations and Communications, Operations, and Security.

         Carrion also announced that the Processing Business area composed of the electronic transactions, operation and systems services, and Banco Popular's and GM's programming, has been consolidated as EVERTEC. This initiative will strengthen service through a substantial growth in the processing area, the opportunity to offer to third parties services previously exclusive to Banco Popular, and the development of new technological services. The infrastructure efficiency will be maximized also, to avoid the duplication of processes.

         Popular Inc., a financial holding company, is a complete financial services provider with operations in Puerto Rico, the United States, Latin America and the Caribbean.